UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 31, 2004

RailAmerica, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-20618	65-0328006

(Commission File Number)	(IRS Employer Identification No.)

5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487

(Address of Principal Executive Offices) (Zip Code)

(561) 994-6015

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

     On August 31, 2004, RailAmerica, Inc. (the “Company”) completed the sale of its Australian subsidiary, Freight Australia, to Pacific National, for AUD$285 million, (US $204 million). With the proceeds from the sale, the Company will pay off US $60 million in senior debt and expects to use the balance to repay other long-term debt. The Company issued a press release on August 31, 2004 announcing the completion of the sale. A copy of the press release is filed with this Form 8-K as exhibit 99.1 and is incorporated herein by reference.

Item 8.01. Other Events

     On August 31, 2004, the Company issued a press release announcing that it has commenced an offer to purchase for cash all of its $130,000,000 aggregate principal amount of outstanding 12 7/8% Senior Subordinated Notes due August 15, 2010 (the “Notes”), and a solicitation of consents to certain proposed amendments to the indenture governing the Notes. The offer for the Notes is subject to a number of conditions including valid tender of a majority in aggregate principal amount of the Notes at the time outstanding and the valid delivery of the accompanying consents, the execution and delivery of the supplemental indenture, receipt of consent from the required lenders under the Company’s senior credit facility to certain amendments and waivers and the receipt by the Company of sufficient proceeds from borrowings under its senior credit facility to purchase the Notes tendered. The Company issued a press release on August 31, 2004 announcing the offer to purchase the Notes. The Offer will expire at 5:00 p.m., New York city time on September 29, 2004, unless otherwise extended and the Solicitation will expire at 5:00 p.m., New York city time on September 14, 2004, unless otherwise extended. A copy of the press release is filed with this Form 8-K as Exhibit 99.2 and is incorporated herein by reference.

     Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

     (c) The following exhibits are being filed herewith:

Exhibit No.	Description

99.1	Press Release, dated August 31, 2004, issued by RailAmerica, Inc. announcing the completion of the sale of Freight Australia to Pacific National.

99.2	Press Release, dated August 31, 2004, issued by RailAmerica, Inc. announcing its offer to purchase the 127/8 Senior Subordinated Notes due August 15, 2010.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAILAMERICA, INC.
Date: September 1, 2004	By:	/s/ Charles Swinburn
		Name:	Charles Swinburn
		Title:	Chief Executive Officer

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